UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): October 21, 2008

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 21, 2008, Cell Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with BAM Opportunity Fund LP (the “Investor”). Pursuant to the Purchase Agreement, on October 22, 2008 the Company issued to the Investor $24.7 million aggregate principal amount of the Company’s 9.66% Convertible Senior Notes due 2011 (the “Notes”) for $24.7 million cash.

Also pursuant to the Purchase Agreement, and also on October 22, 2008, the Company repurchased approximately $18.2 million of the Company’s 15% Convertible Senior Notes due 2011 and related warrants to purchase approximately 1.15 million shares of common stock (the “Repurchased Notes”) issued in June 2008 to the Investor. The Company used $10 million of the Notes issuance proceeds as a portion of the approximately $18.2 million repurchase price for the Repurchased Notes and warrants and used funds released to it from the escrow account established to pay the make-whole and interest payments on the Repurchased Notes to pay the remaining approximately $8.2 million of the repurchase price.

The Notes were issued pursuant to an Indenture dated October 22, 2008 between the Company and U.S. Bank National Association as trustee (the “Indenture”).

The Notes will bear an annual interest rate of 9.66% and are convertible into Common Stock at the option of the Holder at a conversion price of $0.38 per share. Accordingly, the Notes are convertible into 65,000,000 shares of Common Stock.

The Notes will automatically convert if, at any time after October 22, 2009 and prior to maturity, the closing price of the Common Stock has exceeded $0.76 for at least 20 trading days within any 30 consecutive trading day period, subject to certain conditions (a “Triggering Event”). The amount of Notes that shall automatically convert on a Triggering Event may be limited, depending upon the volume weighted average price of the Common Stock at that time. Once a Triggering Event has occurred, a new 30 trading day period for which an automatic conversion may be triggered shall commence.

Upon the optional or automatic conversion of the Notes, the Company shall be required to pay a make-whole amount to the holders of the Notes so converted equal to $289.80 per $1,000 principal amount of the converted Notes less any interest paid on such Notes before conversion (a “Make-Whole Payment”). The Company has placed an amount adequate to pay the Make-Whole Payments on all outstanding Notes in escrow to be held for a period of one year. At the end of one year, all funds remaining in escrow will be released to the Company.

In the case of an event of default the Notes can be accelerated.

In the event of certain changes in control, holders of the Notes may require the Company to repurchase their Notes at a repurchase price equal to 100% of the aggregate principal amount of such holders’ outstanding notes at the time of such repurchase, together with interest accrued to the repurchase date.

If not converted or repurchased prior to maturity, the Notes mature on October 22, 2011.

The Notes are the Company’s unsecured obligations and are not subordinated to any of its present or future unsecured obligations. The Company has also agreed to certain restrictions on its incurrence of future secured indebtedness.

The description of the terms and conditions of the Purchase Agreement, the Indenture and the Notes set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of each of the Purchase Agreement and the Indenture which are attached hereto as Exhibit 10.1 and 4.1, respectively, and incorporate by reference herein.

The net proceeds to the Company from the sale of the Notes were $14.7 million (before payment of fees and expenses), after the repurchase of the Repurchased Notes and prior to depositing approximately $7.2 million in escrow for the Make-Whole Payment.

The offer and sale of the Notes and the shares of Common Stock underlying them were covered by the Company’s Form S-3 shelf registration statement (File No. 333-149982).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2008 the Compensation Committee of the Board of Directors of Cell Therapeutics, Inc. approved grants of restricted stock, subject to a one-year vesting period, of 150,000 shares to James A. Bianco, M.D., Chief Executive Officer, and 75,000 to each of Louis A. Bianco, Senior Executive Vice President, Finance and Administration, and Chief Financial Officer; Craig W. Philips, President; Dan Eramian, Executive Vice President, Corporate Communication; and Jack W. Singer, M.D., Executive Vice President and Chief Medical Officer.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated October 22, 2008 between Cell Therapeutics, Inc. and U.S. Bank National Association, as trustee, including Form of Global Note

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

10.1	Securities Purchase Agreement, dated October 21, 2008 between Cell Therapeutics, Inc. and BAM Opportunity Fund LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: October 24, 2008	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated October 22, 2008 between Cell Therapeutics, Inc. and U.S. Bank National Association, as trustee, including Form of Global Note

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

10.1	Securities Purchase Agreement, dated October 21, 2008 between Cell Therapeutics, Inc. and BAM Opportunity Fund LP